Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Exactech International Corporation (Florida)

Exactech Asia, d/b/a Exactech Medical (Shanghai), Ltd.

Exactech Taiwan (Taiwan), LTD

Exactech (UK), Ltd.

Exactech KK (Tokyo)

Altiva Corporation (Delaware)

France Medica

Exectech Deutschland, GmbH

Exactech Iberica, S.A.

Exactech International Operations, AG

Brighton Partners, LLC